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As filed with the Securities and Exchange Commission on June 5, 2007

Registration No. 333-141490

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

McLeodUSA Incorporated
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4813 (Primary Standard Industrial Classification Code Number)	42-1407240 (I.R.S. Employer Identification Number)

One Martha's Way
Hiawatha, Iowa 52233
(319) 790-7800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Royce J. Holland
President and Chief Executive Officer
McLeodUSA Incorporated
One Martha's Way
Hiawatha, Iowa 52233
(319) 790-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David A. Westenberg, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	Bernard L. Zuroff, Esq. Group Vice President—General Counsel McLeodUSA Incorporated One Martha's Way Hiawatha, Iowa 52233 Telephone: (319) 790-7800 Telecopy: (319) 790-7008	Nazim Zilkha, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Telephone: (212) 819-8200 Telecopy: (212) 354-8113

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (File No. 333-141490) is being filed solely for the purpose of filing exhibits, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commission, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the fees payable to the Securities and Exchange Commission and the NASD.

Securities and Exchange Commission registration fee	$5,680
NASD fee	19,000
Nasdaq Stock Market listing fee	100,000
Accountants' fees and expenses	200,000
Legal fees and expenses	800,000
Blue Sky fees and expenses	10,000
Transfer agent fees	10,000
Printing and engraving expenses	350,000
Miscellaneous	5,320

Total expenses	$1,500,000

Item 14.    Indemnification of Directors and Officers.

        McLeodUSA Incorporated is incorporated under the laws of the state of Delaware.

        Section 145(a) of the Delaware General Corporation Law, or the DGCL, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        In the case of an action by or in the right of the corporation, Section 145(b) permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

        To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145(c) requires that he or she be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection therewith.

        Section 145(e) provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors' fiduciary duty of care, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

        The bylaws of McLeodUSA Incorporated that will be in effect upon the completion of this offering provide that the corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

        The certificate of incorporation of McLeodUSA Incorporated that will be in effect upon the completion of this offering provides that the corporation is authorized, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) agents of the corporation (and any other persons to which the DGCL permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the corporation, its stockholders, and others.

Item 15.    Recent Sales of Unregistered Securities

        Set forth below is information regarding our issuance of securities by the Registrant within the past three years without registration under the Securities Act of 1933. These securities were offered and sold by us in reliance upon exemptions from the registration requirements provided by Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans and Section 1145(a) of the U.S. Bankruptcy Code.

        In January 2006, in connection with our emergence from bankruptcy, we issued an aggregate of 30,000,000 shares of common stock to certain of our former creditors in satisfaction and retirement of their claims. The issuance of such shares and the distribution thereof was exempt from registration under applicable securities laws pursuant to Section 1145(a) of the U.S. Bankruptcy Code.

        In January 2006, we issued to our Chief Executive Officer 750,000 shares of restricted common stock pursuant to our 2006 Omnibus Equity Plan.

        On September 28, 2006, we completed the private placement of $120.0 million in aggregate principal amount of 10 1/2% senior second secured notes due 2011. Our 10 1/2% notes were offered and sold only to qualified institutional buyers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A. Jefferies & Company, Inc. was the initial purchaser of our 10 1/2% notes.

        Since January 2006, we have issued to certain of our directors and employees options to purchase 2,370,500 shares of common stock pursuant to our 2006 Omnibus Equity Plan.

        The issuance to directors and employees of shares of common stock and options to purchase shares of common stock, as described in this Item 15, were issued pursuant to written compensatory plans or arrangements with our employees and directors in reliance on the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16.    Exhibits.

  (a)
  Exhibits

1.1	Form of Underwriting Agreement
2.1**	Joint Prepackaged Plan of Reorganization of McLeodUSA Incorporated and its Affiliated Debtors, dated October 19, 2005 and effective January 6, 2006
3.1**	Third Amended and Restated Certificate of Incorporation of McLeodUSA Incorporated
3.2**	Third Amended and Restated Bylaws of McLeodUSA Incorporated, as amended
3.3**	Form of Certificate of Amendment to Third Restated Certificate of Incorporation of McLeodUSA Incorporated
4.1**	Indenture, dated as of September 28, 2006, among McLeodUSA Incorporated, as Issuer, the Guarantors named therein, as Guarantors, and U.S. Bank National Association, as Trustee and Collateral Agent, relating to the 10 1/2% Senior Second Secured Notes due 2011, including the form of 10 1/2% Senior Second Secured Notes due 2011
4.2**	Security and Pledge Agreement, dated as of September 28, 2006, among McLeodUSA Incorporated, the Guarantors party thereto, and U.S. Bank National Association, as Collateral Agent, relating to the 10 1/2% Senior Second Secured Notes due 2011
4.3**	Registration Rights Agreement, dated as of September 28, 2006, among McLeodUSA Incorporated, the Guarantors named therein, and Jefferies & Company, Inc., as the Initial Purchaser, relating to the 10 1/2% Senior Second Secured Notes due 2011
4.4**	Form of Intercreditor Agreement, to be entered into if McLeodUSA Incorporated establishes a senior secured credit facility or incurs certain other senior secured indebtedness, as permitted by the Indenture relating to the 10 1/2% Senior Second Secured Notes due 2011
4.5**	Registration Rights Agreement, dated as of January 6, 2006, among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule I thereto, as amended

4.6**	Stockholders Agreement, dated as of January 6, 2006, among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule I thereto
4.7**	Specimen certificate evidencing shares of common stock
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1**	2006 Omnibus Equity Plan, as amended
10.2**	Form of Stock Option Agreement with Richard J. Buyens, Joseph H. Ceryanec, Christopher W. MacFarland and James C. Ryan
10.3**	Form of Stock Option Agreement with directors
10.4**	Employment Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland
10.5**	Stock Option Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland, as amended
10.6**	Restricted Stock Award Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland
10.7**	Form of Indemnity Agreement with directors and executive officers
10.8**	Employment Security Severance Plan, as amended
10.9**	Form of Severance Agreement with Richard J. Buyens, Joseph H. Ceryanec, Christopher W. MacFarland and James C. Ryan
10.10**	Director Compensation Policy
10.11**	Agreement, dated January 31, 2005, between Qwest Corporation and McLeodUSA Telecommunications Services, Inc.
10.12**†	Network Agreement, dated November 24, 1999, between Alliant Energy Companies and McLeodUSA Telecommunications Services, Inc.
10.13**	Commercial Agreement, dated May 1, 2007, between Illinois Bell Telephone Company d/b/a AT&T Illinois, Indiana Bell Telephone Company Incorporated d/b/a AT&T Indiana, Michigan Bell Telephone Company d/b/a AT&T Michigan, Nevada Bell Telephone Company d/b/a AT&T Nevada, The Ohio Bell Telephone Company d/b/a AT&T Ohio, Pacific Bell Telephone Company d/b/a AT&T California, The Southern New England Telephone Company d/b/a AT&T Connecticut, Southwestern Bell Telephone, L.P. d/b/a AT&T Arkansas, AT&T Kansas, AT&T Missouri, AT&T Oklahoma and/or AT&T Texas, Wisconsin Bell, Inc. d/b/a AT&T Wisconsin and McLeodUSA Telecommunications Services, Inc.
21**	Subsidiaries of McLeodUSA Incorporated
23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23.2**	Consent of McGladrey & Pullen, LLP
23.3**	Consent of Deloitte & Touche LLP
23.4**	Consent of Bingham McCutchen LLP
24**	Powers of Attorney

**
Previously filed.

†
Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

(b)
Financial Statement Schedules

        None.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hiawatha, State of Iowa, on this 5th day of June, 2007.

MCLEODUSA INCORPORATED
By:	/s/ ROYCE J. HOLLAND Royce J. Holland Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROYCE J. HOLLAND Royce J. Holland	Chief Executive Officer and Director (Principal Executive Officer)	June 5, 2007
/s/ JOSEPH H. CERYANEC Joseph H. Ceryanec	Chief Financial Officer (Principal Financial and Accounting Officer)	June 5, 2007
* John H. Bonde	Director	June 5, 2007
* Donald C. Campion	Director	June 5, 2007
* Eugene I. Davis	Director	June 5, 2007
* John D. McEvoy	Director	June 5, 2007
* Alex Stadler	Director	June 5, 2007

* D. Craig Young	Director	June 5, 2007
*By:	/s/ ROYCE J. HOLLAND Royce J. Holland Attorney-in-Fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement
2.1**	Joint Prepackaged Plan of Reorganization of McLeodUSA Incorporated and its Affiliated Debtors, dated October 19, 2005 and effective January 6, 2006
3.1**	Third Amended and Restated Certificate of Incorporation of McLeodUSA Incorporated
3.2**	Third Amended and Restated Bylaws of McLeodUSA Incorporated, as amended
3.3**	Form of Certificate of Amendment to Third Restated Certificate of Incorporation of McLeodUSA Incorporated
4.1**	Indenture, dated as of September 28, 2006, among McLeodUSA Incorporated, as Issuer, the Guarantors named therein, as Guarantors, and U.S. Bank National Association, as Trustee and Collateral Agent, relating to the 10 1/2% Senior Second Secured Notes due 2011, including the form of 10 1/2% Senior Second Secured Notes due 2011
4.2**	Security and Pledge Agreement, dated as of September 28, 2006, among McLeodUSA Incorporated, the Guarantors party thereto, and U.S. Bank National Association, as Collateral Agent, relating to the 10 1/2% Senior Second Secured Notes due 2011
4.3**	Registration Rights Agreement, dated as of September 28, 2006, among McLeodUSA Incorporated, the Guarantors named therein, and Jefferies & Company, Inc., as the Initial Purchaser, relating to the 10 1/2% Senior Second Secured Notes due 2011
4.4**	Form of Intercreditor Agreement, to be entered into if McLeodUSA Incorporated establishes a senior secured credit facility or incurs certain other senior secured indebtedness, as permitted by the Indenture relating to the 10 1/2% Senior Second Secured Notes due 2011
4.5**	Registration Rights Agreement, dated as of January 6, 2006, among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule I thereto, as amended
4.6**	Stockholders Agreement, dated as of January 6, 2006, among McLeodUSA Incorporated and the holders of Common Stock listed on Schedule I thereto
4.7**	Specimen certificate evidencing shares of common stock
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1**	2006 Omnibus Equity Plan, as amended
10.2**	Form of Stock Option Agreement with Richard J. Buyens, Joseph H. Ceryanec, Christopher W. MacFarland and James C. Ryan
10.3**	Form of Stock Option Agreement with directors
10.4**	Employment Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland
10.5**	Stock Option Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland, as amended
10.6**	Restricted Stock Award Agreement, dated as of January 1, 2006, between McLeodUSA Incorporated and Royce J. Holland
10.7**	Form of Indemnity Agreement with directors and executive officers
10.8**	Employment Security Severance Plan, as amended
10.9**	Form of Severance Agreement with Richard J. Buyens, Joseph H. Ceryanec, Christopher W. MacFarland and James C. Ryan
10.10**	Director Compensation Policy
10.11**	Agreement, dated January 31, 2005, between Qwest Corporation and McLeodUSA Telecommunications Services, Inc.

10.12**†	Network Agreement, dated November 24, 1999, between Alliant Energy Companies and McLeodUSA Telecommunications Services, Inc.
10.13**	Commercial Agreement, dated May 1, 2007, between Illinois Bell Telephone Company d/b/a AT&T Illinois, Indiana Bell Telephone Company Incorporated d/b/a AT&T Indiana, Michigan Bell Telephone Company d/b/a AT&T Michigan, Nevada Bell Telephone Company d/b/a AT&T Nevada, The Ohio Bell Telephone Company d/b/a AT&T Ohio, Pacific Bell Telephone Company d/b/a AT&T California, The Southern New England Telephone Company d/b/a AT&T Connecticut, Southwestern Bell Telephone, L.P. d/b/a AT&T Arkansas, AT&T Kansas, AT&T Missouri, AT&T Oklahoma and/or AT&T Texas, Wisconsin Bell, Inc. d/b/a AT&T Wisconsin and McLeodUSA Telecommunications Services, Inc.
21**	Subsidiaries of McLeodUSA Incorporated
23.1**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23.2**	Consent of McGladrey & Pullen, LLP
23.3**	Consent of Deloitte & Touche LLP
23.4**	Consent of Bingham McCutchen LLP
24**	Powers of Attorney

**
Previously filed.

†
Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX